Exhibit 8.2

__________, 2018

Board of Directors

Rhinebeck Bank

Board of Trustees,

Rhinebeck Bancorp, MHC

2 Jefferson Plaza

Poughkeepsie, New York 12601

NEW YORK STATE TAX OPINION

Members of the Board of Directors and Board of Trustees:

Rhinebeck Bank, a New York-chartered stock savings bank (the “Bank”), Rhinebeck Bancorp, MHC, a New York-chartered mutual holding company (the “Mutual Holding Company”), and Rhinebeck Bancorp, Inc., a to-be-formed Maryland-chartered subsidiary holding company with the power to issue capital stock (the “Stock Holding Company”), have requested Baker Tilly Virchow Krause, LLP (“Baker Tilly”) to express an opinion concerning the material New York State Corporate Franchise Tax and New York State Personal Income Tax consequences relating to the proposed reorganization transaction:

•	Reorganization of the Bank and the Mutual Holding Company into the “two-tier” mutual holding company structure (all steps in such reorganization are collectively referred to herein as the “Reorganization”) pursuant to that certain Rhinebeck Bank, Rhinebeck Bancorp, MHC Plan of Reorganization and Minority Issuance Plan (the “Plan of Reorganization”);

•	Concurrently with the Reorganization, the Stock Holding Company will offer for sale of up to 49% of its Common Stock on a priority basis to depositors and the Tax-Qualified Employee Plans, with any remaining shares offered to the public in a Community Offering, a Syndicated Community Offering or a Firm Commitment Offering, or a combination thereof.

In rendering our opinion, we have relied on the facts, assumptions, and federal income tax conclusions set forth in the XX XX, 2018 federal tax opinion issued by Luse Gorman, PC (the “Law Firm”) that is to be included in the regulatory filings pertaining to the Plan of Reorganization (the “Federal Tax Opinion”). If any of the facts, assumptions, or federal income tax conclusions in the Law Firm’s Federal Tax Opinion are inaccurate or incorrect, the opinion we express herein may require modification. Any terms used in this opinion letter but not defined herein will have the same meaning as set forth in the Plan of Reorganization or in the Federal Tax Opinion described above.

We have not considered any non-income tax consequences, or state, local or foreign income tax consequences, other than the New York State Corporate Franchise Tax measured by business income and under the fixed dollar minimum tax formula, and New York State Personal Income Tax matters directly addressed in our opinion, and therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any other federal, state, local or foreign tax issues. We also express no opinion on nontax issues such as corporate law or securities law matters. Neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In arriving at our opinion, we have examined originals or copies, certified or otherwise, of the Plan of Reorganization and other documents that we deemed necessary or appropriate to enable us to render the opinion. We have assumed the conformity to the originals of all documents submitted to us as copies. We have also relied upon the assumptions that (i) all signatures are genuine and all documents submitted to us, both originals and copies, are authentic, (ii) each document examined by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect, and has not been or will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority, and capacity to enter into, execute, and perform all obligations under those documents, and to observe and perform the terms and conditions thereof, and (iv) the factual matters, statements, and recitations contained in the documents are accurate, true, and complete.

The management of the Bank and the Mutual Holding Company have represented to us that we have been provided all of the facts necessary to render our opinion pertaining to New York State Corporate Franchise Tax and New York State Personal Income Tax consequences.

The opinion expressed herein is based solely upon our interpretation of New York State Tax Law as interpreted by court decisions, rulings and procedures issued by the New York State Department of Taxation and Finance (the “Department”) as of the date of this letter. Our opinion is not binding on the Department and there can be no assurance that the Department will not take a position contrary to any of the opinion expressed herein.

The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing New York State tax authorities relating to the issues. It is important to note that negotiation and practical solutions are frequently considered in arriving at the final outcome of potential litigation or other adversarial proceedings.

Should it finally be determined that the facts or the federal income tax consequences are not as described in the Federal Tax Opinion, the New York State Corporate Franchise Tax consequences, the New York State Personal Income Tax consequences and our New York State tax opinion may differ from what is contained herein. If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal income tax treatment, it is imperative that we are notified in order to determine the effect, if any, on the New York State tax consequences. We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after the date of this letter. This opinion is given solely for the benefit of the Bank, the Mutual Holding Company, and the Stock Holding Company, and may not be relied upon by any other party without our express written consent.

Nothing contained in this communication was intended or written to be used by any taxpayer for avoiding penalties that may be imposed on the taxpayer by the Internal Revenue Service or the New York State Department of Taxation and Finance, and it cannot be used by any taxpayer for such purpose. No one, without our express prior written permission, may use or refer to any tax advice in this communication in promoting, marketing, or recommending a partnership or other entity, investment plan or arrangement to any other party.

PROPOSED TRANSACTION

The Federal Tax Opinion provides that on June 12, 2018, the board of directors of the Bank and the board of trustees of the Mutual Holding Company adopted the Plan of Reorganization. For what are represented to be valid business purposes, the Bank’s board of directors and the Mutual Holding Company’s board of trustees have decided to convert to a “two-tier” mutual holding company structure pursuant to applicable law. The following steps are proposed:

(i)	The Mutual Holding Company will organize the Stock Holding Company, as a wholly-owned subsidiary;

(ii)	The Mutual Holding Company will transfer cash, all of the common stock of RSB Capital Trust I, a wholly-owned subsidiary of the Mutual Holding Company, and all of the common stock of the Bank to the Stock Holding Company in exchange for 100 shares of common stock of the Stock Holding Company (the “351 Transaction”).

(iii)	Contemporaneously with the reorganization of the Bank and the Mutual Holding Company into the “two-tier” mutual holding company structure, the Stock Holding Company will offer up to 49.0% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering, a Syndicated Community Offering, or a Firm Commitment Offering, or a combination thereof.

Collectively, the above steps (i) through (iii) are referred to as the “Reorganization.” Following the Reorganization, the Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own at least 51.0% of the voting stock of the Stock Holding Company. The Stock Holding Company may issue any amount of non-voting stock to persons other than Mutual Holding Company. No such non-voting stock will be issued as of the date of the Reorganization.

NEW YORK STATE CORPORATE FRANCHISE TAX ANALYSIS

For tax years beginning on or after January 1, 2015, the New York franchise tax on banking corporations under Tax Law Article 32 was repealed.1 Banking corporations are now subject to the Corporate Franchise Tax under Tax Law Article 9-A.2

The Corporate Franchise Tax is imposed on a corporation ”For the privilege of exercising its corporate franchise, or of doing business, or of employing capital, or of owning or leasing property in this state [New York] in a corporate or organized capacity, or of maintaining an office . . .. or of deriving receipts from activity in this state [New York].” 3

The term “corporation” includes:

(a) an association within the meaning of paragraph three of subsection (a) of section seventy-seven hundred one of the internal revenue code (including a limited liability company), (b) a joint-stock company or association, (c) a publicly traded partnership treated as a corporation for purposes of the internal revenue code pursuant to section seventy-seven hundred four thereof and (d) any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument.4

A corporation’s New York tax liability is computed as the highest of three alternative bases: (1) corporate net business income, (2) capital and (3) a fixed dollar minimum tax.5 The first and second alternative bases calculations are subject to New York’s tax law as it relates to apportionment and allocation of business and non-business income. The scope of this opinion is limited to the consequences of the Plan of Reorganization on the computation of the business income and the fixed dollar minimum tax bases of the Corporate Franchise Tax.

a.	Corporate Franchise Tax Determined on the Business Income

In general, the tax on business income is calculated by reference to federal taxable income reported to the United States Treasury (entire net income), reduced by investment income and other exempt income, multiplied by the applicable tax rate.6

The “entire net income” is the starting-point for calculating business income. The term “entire net income” is defined as “total net income from all sources which shall be presumably the same as the entire taxable income, which, except as hereinafter provided in this subdivision, (i) the taxpayer is required to report to the United States treasury department.”7 New York regulations further provide that “[f]ederal income is the starting point in computing entire net income” and federal taxable income means “taxable income defined in section 63 of the Internal Revenue Code.”8

[1]	N.Y. Tax Law § 1450-et. al.
[2]	N.Y. Tax Law § 209(1)(a)
[3]	N.Y. Tax Law § 209(1)(a).
[4]	N.Y. Tax Law § 208(1).
[5]	N.Y. Tax Law § 210(1).
[6]	N.Y. Tax Law §§ 208(8), 210(1)(a).

[7]	N.Y. Tax Law § 208(9)(i).

[8]	20 NYCRR 3-2.2(b).

N.Y. Tax Law § 208(9)(a) and (b) provide modifications and adjustments required in computing entire net income. There are no modifications or adjustments to entire net income relating to the IRC sections cited in the Federal Tax Opinion.

Investment income is defined as “income, including capital gains in excess of capital losses, from investment capital, to the extent included in computing entire net income” less interest deductions at the discretion of commissioner that are directly or indirectly related to the investment capital.9 Other exempt income means the sum of exempt controlled foreign corporation (“CFC”) income and exempt unitary corporation dividends under N.Y. Tax Law § 208(6-a)(a) and (b). In determining investment income, exempt CFC income and exempt unitary corporation dividends, there are no modifications or adjustments to investment income relating to the IRC sections cited in the Federal Tax Opinion.

New York has recognized its conformity to transactions structured under IRC Section 351 in an advisory opinion.10

Accordingly, with regard to the Corporate Franchise Tax determined on business income, it is more likely than not that the Plan of Reorganization should be treated in the same manner as it is treated for federal income tax purposes.

b.	Corporate Franchise Calculated as a Fixed Dollar Minimum Tax

New York’s fixed dollar minimum tax is calculated by reference to receipts assigned to the state according to the sales apportionment factor determined under N.Y. Tax Law § 210-A(1) for the taxable year.11 The apportionment factor is “a fraction, determined by including only those receipts, net income, net gains, and other items . . . that are included in the computation of the taxpayer’s business income . . . for the taxable year.”12

Since the fixed dollar minimum tax is based on amounts used in the calculation of the taxpayer’s business income and it is more likely than not that the Plan of Reorganization will not affect the computation of business income, it is also more likely than not that the Plan of Reorganization will not affect the Corporate Franchise Tax calculated on the fixed minimum tax basis.

NEW YORK STATE PERSONAL INCOME TAX ANALYSIS

New York State Personal Income Tax is imposed on New York taxable income of resident individuals.13 “The New York taxable income of a resident individual shall be his New York adjusted gross income less his New York deduction and New York exemptions.”14

New York adjusted income is determined by reference to the federal adjusted gross income reported for the taxable year with certain modifications.15 No modifications or adjustments are applicable to transactions relating to the IRC sections cited in the Federal Tax Opinion. Therefore, it is more likely than not that the receipt of subscription rights and/or liquidation interests under the Plan of Reorganization should be treated the same as for federal income tax purposes.

[9]	N.Y. Tax Law § 208(6)(a)(i).
[10]	New York Advisory Opinion TSB-A-04(1)C, 02/26/2004.
[11]	N.Y. Tax Law § 210(1)(d)(1)(E).
[12]	N.Y. Tax Law § 210-A(1).
[13]	N.Y. Tax Law § 601.
[14]	N.Y. Tax Law § 611(a).
[15]	N.Y. Tax Law § 612.

OPINION

We have received from you a copy of the Federal Tax Opinion regarding the Plan of Reorganization, in which Luse Gorman, PC has opined on the Federal tax treatment of the proposed transactions undertaken as part of the Plan of Reorganization.

Our opinion concerning the New York State Corporate Franchise and Personal Income Tax effects of the Plan of Reorganization relies on the facts, representations, assumptions, and conclusions set out in the Federal Tax Opinion. Further, it incorporates the terms contained in the Federal Tax Opinion. Our opinion presumes that the final federal income tax consequences of the Plan of Reorganization will be as described in the Federal Tax Opinion.

Based on this information, we furnish you with the opinion below as to the New York Corporate Franchise Tax and Personal Income Tax effects of the Plan of Reorganization:

1.	It is more likely than not that the federal income tax treatment of the Plan of Reorganization will be respected for purposes of the Corporate Franchise Tax calculated on the basis of business income (entire net income).

2.	It is more likely than not that the Plan of Reorganization will have no effect on the Corporate Franchise Tax calculated on a fixed minimum tax basis.

3.	It is more likely than not that the federal income tax treatment of the receipt of nontransferable subscription rights to purchase shares of stock of the Stock Holding Company will be respected for purposes of the Personal Income Tax of Eligible Account Holders and Supplemental Eligible Account Holders who are otherwise subject to the New York Personal Income Tax.

CONSENT

We consent to the inclusion of this New York State Tax Opinion as an exhibit to the Bank’s Application for Reorganization and Formation of a Mid-Tier Stock Holding Company, as filed with the New York State Department of Financial Services, as an exhibit to the Stock Holding Company’s Application on Form FRY-3, as filed with the Board of Governors of the Federal Reserve System and as an exhibit to the Stock Holding Company’s Registration Statement on Form S-1, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in such filings under the captions “The Reorganization and Offering - Material Income Tax Consequences” and “Legal Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

BAKER TILLY VIRCHOW KRAUSE, LLP